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DRAFT - 11/07/96 2:52 PM

FOR IMMEDIATE RELEASE



             MURIEL SIEBERT & CO. INC. MERGES WITH J. MICHAELS INC.

     SIEBERT FINANCIAL CORP. BEGINS TRADING ON THE NASDAQ SMALL CAP MARKET


New York, N.Y., November 11, 1996 -- Muriel Siebert & Co., Inc. announced today that its parent Corporation, Muriel Siebert Capital Markets Group, Inc. has completed a previously announced merger with J. Michaels, Inc. The new company will be known as Siebert Financial Corp. Siebert Financial Corp. is a holding company which conducts all its operations through its wholly owned subsidiary, Muriel Siebert & Co., Inc. ("Siebert"). Siebert is in the retail discount brokerage and investment banking business. The Siebert Brandford Shank Division, a recently-formed division of Siebert specializing in municipal underwritings, will continue to operate as part of Siebert.

     Muriel Siebert, Chief Executive Officer of Muriel Siebert & Co., Inc. will serve as CEO of Siebert Financial Corp., and will own 97.5% of the shares of the newly-formed corporation.

     Siebert Financial Corp. shares will trade under the ticker symbol SIEB on the NASDAQ Small Cap market beginning Tuesday, November 12.

     Shareholders of Michaels prior to the merger will receive an initial liquidating dividend of $11.50 and a non-transferable interest in future liquidating dividends from the sale of remaining assets. Michaels' stockholders received 2.5% of the shares of Siebert Financial Corp. in addition to the liquidating trust dividends. For every seven Michaels shares held, former Michaels' stockholders will receive one share of Siebert Financial Corp.
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     Siebert is a leading national discount brokerage firm that was founded by
Ms. Siebert in 1967 when she became the first woman member of the New York Stock Exchange. She transformed the firm into a discount brokerage house on May 1, 1975, the first day that New York Stock Exchange members were permitted under a new federal law to negotiate commissions. Ms. Siebert took a leave of absence from her firm in 1977 to serve five years as the first woman Superintendent of Banking for the State of New York.

     Muriel Siebert & Co. Inc., is based in New York City with branches in Los Angeles, San Francisco, Seattle, Dallas, Houston, Chicago, Detroit and Boca Raton and Naples, Florida--with new offices opening in Morristown, New Jersey, Bal Harbor and Palm Beach, Florida within the month.

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